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                                                                     EXHIBIT 5.2

___________, 1997


ONEOK Inc.
100 West Fifth Street
Tulsa, OK 74103

          Re:  Federal Income Tax Consequences of
               Merger of ONEOK Inc. into WAI, Inc.
               -----------------------------------

Gentlemen:

          You have requested our opinion as to certain federal income tax consequences of the proposed merger (the "Merger") of ONEOK Inc., a Delaware corporation ("ONEOK"), with and into WAI, Inc., an Oklahoma corporation ("WAI"), newly formed by Western Resources, Inc., a Kansas corporation ("WRI"), and the surviving entity in the Merger.

          In reaching the opinions expressed below, we have reviewed and relied on (i) the Amended and Restated Agreement among Western Resources, Inc., WAI, Inc. and ONEOK Inc., dated as of May 19, 1997 (the "Agreement"), (ii) the
Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 of WAI dated ____________, 1997 (the "Proxy Statement/Prospectus"),
(iii) certain representations made by ONEOK and WAI, and (iv) such other facts and representations as we have deemed relevant to our opinion. Capitalized terms not defined herein shall have the respective meanings set forth in the Proxy Statement/Prospectus.

          Based upon and subject to the foregoing, and assuming that the Merger and related transactions will take place in accordance with all the terms of the Agreement, it is our opinion that the Merger will constitute a reorganization for federal income tax purposes within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended.

          As a reorganization, the Merger will have the following federal income tax consequences:

          (i) no gain or loss will be recognized by ONEOK as a result of the Merger;
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ONEOK Inc.                          - 2 -                       _________, 1997


          (ii) no gain or loss will be recognized by the shareholders of ONEOK upon their receipt in the Merger of New ONEOK Common Stock in exchange for their ONEOK Common Stock;

          (iii) the tax basis of New ONEOK Common Stock received in the Merger by a shareholder of ONEOK will be the same as the basis of such shareholder in the ONEOK Common Stock exchanged therefor; and

          (iv) the holding period for New ONEOK Common Stock received by a shareholder of ONEOK in the Merger will include the holding period of such shareholder in the ONEOK Common Stock exchanged therefor, provided that the ONEOK Common Stock is held as a capital asset at the Closing.

          The opinions expressed herein are solely for your benefit and may not be relied on in any manner or for any purpose by any other person or entity.

                              Very truly yours,

                    FRIED, FRANK, HARRIS, SHRIVER & JACOBSON


                    By:
                        ----------------------------------------
                              Jack L. Jacobson